EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2026 Results

•First Half Net Income of $252 million and Earnings per Share of $27.14
•First Half Segment Operating Profit of $319 million
•Strong First Half Cash Flow

Richmond, VA, July 29, 2026 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2026.

Net income for the second quarter of 2026 was $133.8 million, or $14.54 per share, compared to net income of $111.2 million, or $11.84 per share, for the second quarter of 2025. For the first half of 2026, net income was $251.8 million, or $27.14 per share, compared to $237.2 million, or $25.11 per share, for the same period in 2025.

Petroleum additives sales for the second quarter of 2026 were $675.6 million, compared to $653.9 million for the same period in 2025. Petroleum additives operating profit for the second quarter of 2026 was $149.4 million, compared to $139.8 million for the second quarter of 2025. Petroleum additives operating profit increased due to surcharges implemented in response to higher costs incurred due to the supply chain disruptions in the Middle East. These actions, together with our continued focus on operational efficiency, resulted in improved operating profit during the quarter.

Petroleum additives sales were $1.3 billion for both the first half of 2026 and 2025. Petroleum additives operating profit for the first half of 2026 was $284.4 million, compared to $281.9 million in the same period last year.

Specialty materials sales were $67.2 million for the second quarter of 2026, compared to $42.0 million for the second quarter of 2025. Specialty materials operating profit was $22.3 million for the second quarter of 2026, compared to operating profit of $10.5 million for the second quarter of 2025. The 2025 period excludes Calca's results as the acquisition was completed on October 1, 2025. As previously stated, we expect variation in quarterly results for the specialty materials segment on an ongoing basis due to the nature of its business.

Specialty materials sales were $125.3 million for the first half of 2026, compared to $95.8 million for the first half of 2025. Specialty materials operating profit was $34.8 million for the first half of 2026, compared to $33.7 million in the same period last year.

We are especially pleased with the performance of our Specialty Materials segment and we are also excited about our investments to expand production capacity for both ammonium perchlorates and high purity hydrazine to support the domestic production of critical aerospace and defense chemicals. We expect to see this additional capacity come online towards the end of 2026.

Our operations generated solid cash flow during the first half of 2026. We funded capital expenditures of $51.7 million, paid dividends of $55.6 million, and repurchased over 200 thousand shares of common stock for $126.4 million, while reducing our Net Debt to EBITDA ratio to 1.0x. The cash flow generated by operations enables us to continue to provide value to our customers and shareholders through reinvestment in our businesses for growth and efficiency, acquisitions, dividends and share repurchases.

We continue to monitor the impact of the conflict in the Middle East, the uncertain macroeconomic environment, and the changes in international trade relations and tariffs. Within petroleum additives, the surcharges and operational actions implemented earlier this year to address higher raw materials, utility, and logistics costs remain in place, and we continue to evaluate and adjust our approach as market conditions evolve. While the operating environment remains dynamic, we believe these actions position us well to continue delivering solid results.

We are pleased with the performance of both our petroleum additives and specialty materials segments during the first half of 2026. We will continue to invest in technology to serve our customers, focus on cost control and margin management, and advance our initiatives to strengthen our global manufacturing network to enable more efficient product delivery to our customers in the years ahead.

Our dedicated team makes decisions to promote long-term value for our shareholders and customers, and remains focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to benefit all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, net, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangible assets and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Thursday, July 30, 2026, to review second quarter 2026 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call or using the participant access code 726865. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until Thursday, August 13, 2026 at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode is 54208. The call will also be broadcast via the internet and can be accessed through the Company's website at www.NewMarket.com or https://www.webcaster5.com/Webcast/Page/2001/54208. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), American Pacific Corporation (AMPAC), and Calca Solutions, LLC (Calca). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. Calca is the nation’s leading producer of Ultra Pure and high-purity hydrazine – essential, mission-critical propellants that enable advanced aerospace and defense applications. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars or other conflicts, and health-related epidemics; risks related to operating outside of the United States, including tariffs and trade policy; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025, which is available to shareholders at www.newmarket.com.

Any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Timothy K. Fitzgerald
Investor Relations
Phone:	804.788.5555
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales:
Petroleum additives	$675,573	$653,875	$1,285,391	$1,299,429
Specialty materials	67,165	42,037	125,306	95,758
All other	4,356	2,597	6,114	4,268
Total	$747,094	$698,509	$1,416,811	$1,399,455
Segment operating profit:
Petroleum additives	$149,370	$139,835	$284,369	$281,942
Specialty materials	22,346	10,547	34,768	33,734
Segment operating profit	171,716	150,382	319,137	315,676
All other	(212)	(1,171)	(1,322)	(1,652)
Corporate unallocated expense	(7,816)	(6,414)	(10,869)	(11,300)
Interest and financing expenses, net	(8,818)	(10,735)	(17,589)	(21,435)
Other income (expense), net	15,468	15,626	32,635	30,512
Income before income tax expense	$170,338	$147,688	$321,992	$311,801
Net income	$133,752	$111,244	$251,819	$237,193
Earnings per share - basic and diluted	$14.54	$11.84	$27.14	$25.11

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$747,094	$698,509	$1,416,811	$1,399,455
Cost of goods sold	504,665	477,555	953,503	942,478
Gross profit	242,429	220,954	463,308	456,977
Selling, general, and administrative expenses	48,376	45,428	94,390	88,406
Research, development, and testing expenses	30,388	32,374	62,024	65,550
Operating profit	163,665	143,152	306,894	303,021
Interest and financing expenses, net	8,818	10,735	17,589	21,435
Other income (expense), net	15,491	15,271	32,687	30,215
Income before income tax expense	170,338	147,688	321,992	311,801
Income tax expense	36,586	36,444	70,173	74,608
Net income	$133,752	$111,244	$251,819	$237,193
Earnings per share - basic and diluted	$14.54	$11.84	$27.14	$25.11
Cash dividends declared per share	$3.00	$2.75	$6.00	$5.50

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$93,599	$77,598
Trade and other accounts receivable, less allowance for credit losses	480,725	422,084
Inventories	523,546	502,257
Prepaid expenses and other current assets	52,494	57,773
Total current assets	1,150,364	1,059,712
Property, plant, and equipment, net	792,483	775,480
Intangibles (net of amortization) and goodwill	923,182	941,156
Prepaid pension cost	605,366	586,053
Operating lease right-of-use assets, net	86,048	78,267
Deferred charges and other assets	63,568	51,797
Total assets	$3,621,011	$3,492,465
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$341,645	$238,384
Accrued expenses	95,201	109,774
Dividends payable	23,971	23,805
Income taxes payable	25,011	17,190
Operating lease liabilities	17,973	16,205
Other current liabilities	6,954	13,921
Total current liabilities	510,755	419,279
Long-term debt	854,833	883,391
Operating lease liabilities - noncurrent	67,124	62,045
Other noncurrent liabilities	349,955	349,507
Total liabilities	1,782,667	1,714,222
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,196,406 at June 30, 2026 and 9,397,364 at December 31, 2025)	549	2,386
Accumulated other comprehensive income	98,142	106,823
Retained earnings	1,739,653	1,669,034
Total shareholders' equity	1,838,344	1,778,243
Total liabilities and shareholders' equity	$3,621,011	$3,492,465

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2026	2025
Net income	$251,819	$237,193
Depreciation and amortization	63,461	57,270
Cash pension and postretirement contributions	(5,022)	(4,871)
Working capital changes	(3,567)	(828)
Deferred income tax expense (benefit)	4,486	4,604
Capital expenditures	(51,734)	(29,295)
Cash received from acquisition-related adjustment	1,131	0
Net borrowings (repayments) under revolving credit facility	21,000	(30,000)
Payment on term loan	0	(50,000)
Principal payment on 3.78% senior note	(50,000)	(50,000)
Dividends paid	(55,551)	(51,898)
Repurchases of common stock	(126,427)	(77,218)
All other	(33,595)	(12,176)
Increase (decrease) in cash and cash equivalents	$16,001	$(7,219)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Income	$133,752	$111,244	$251,819	$237,193
Add:
Interest and financing expenses, net	8,818	10,735	17,589	21,435
Income tax expense	36,586	36,444	70,173	74,608
Depreciation and amortization	31,468	28,107	62,798	56,501
EBITDA	$210,624	$186,530	$402,379	$389,737

Net Debt and Net Debt to EBITDA
			June 30, 2026	December 31, 2025
Long-term debt			$854,833	$883,391
Less: Cash and cash equivalents			93,599	77,598
Net Debt			$761,234	$805,793

			Rolling Four Quarters Ended
			June 30, 2026	December 31, 2025
Net Income			433,373	$418,747
Add:
Interest and financing expenses, net			35,847	39,693
Income tax expense			137,380	141,815
Depreciation and amortization			127,167	120,870
EBITDA-Rolling Four Quarters			$733,767	$721,125

Net Debt to EBITDA			1.0	1.1